IBT Bancorp, Inc.
         Announces Operating Results for the Quarter ended June 30, 2006

Irwin, Pennsylvania, July 17, 2006; IBT Bancorp, Inc. (the "Company"), the holding company of Irwin Bank & Trust Company, today announced the results of its operations for the three and six months ended June 30, 2006. Net income for the three month period ended June 30, 2006 was $2,185,000 or $.73 per diluted share compared to $2,326,000 or $.78 per diluted share for the comparable 2005 quarter. For the six month period ended June 30, 2006 net income was $4,496,000 or $1.51 per diluted share compared to $4,650,000 or $1.56 per diluted share for the comparable 2005 six month period.

For the quarter ended June 30, 2006, net interest income decreased $55,000 or 1% while non-interest income increased $81,000 or 4.55% due to the gain realized from the sale of securities. The provision for loan losses increased to $550,000 for the quarter ended June 30, 2006 compared to $300,000 for the quarter ended June 30, 2005 due to an increase in classified loans. Non-interest expenses increased to $4,218,000 for the quarter ended June 30, 2006 compared to $4,064,000 for the comparable quarter in 2005. Pension and other employee benefits increased $96,000 as a result of increases in pension costs and employee medical costs. Other non-interest expenses also increased with other expenses increasing $113,000 or 10.78%. For the six months ended June 30, 2006 net interest income decreased $259,000. Non-interest income increased $301,000 or 8.84% due mainly to the increases in security gains. Non-interest expenses increased $481,000 due to an increase of $202,000 in pension and employee benefit costs due to increased pension costs and increases in employee medical cost. Other expenses increased $164,000 as a result of normal increases in the cost of doing business.

President and CEO Charles G. Urtin stated, "Continued interest rate increases by the Federal Reserve have resulted in a flattening of the yield curve. This flattening, and increased competition for deposits have increased the cost of our interest bearing liabilities. However, interest rates on interest earning assets have not risen as quickly or by the same amounts. We have been changing the composition of our loan portfolio to add more asset-secured loans, which earn higher rates of interest than real estate secured loans. While this change in composition has resulted in an increase in the provision for loan losses, and current competition for deposits and the flatter yield curve have negatively impacted profitability, we believe that our strategy for the long-term should produce positive results."

Total assets of the Company were $717,006,000 at June 30, 2006 as compared to $685,151,000 at December 31, 2005. Net loans increased to $459,119,000 at June 30, 2006 from $442,225,000 at December 31, 2005. Investments increased to $206,004,000 at June 30, 2006 as compared to $195,993,000 at December 31, 2005.
Total deposits were $535,249,000 at June 30, 2006 as compared to $520,486,000 at December 31, 2005. Repurchase agreements were $31,384,000 at June 30, 2006, compared to $18,443,000 at December 31, 2005. Advances from the Federal Home Loan Bank of Pittsburgh increased to $78,576,000 at June 30, 2006 as compared to $68,651,000 at December 31, 2005. The Company takes advantage of favorable interest rates offered by the Federal

Home Loan Bank of Pittsburgh and uses the proceeds to make investments and loans at rates higher than those charged for the borrowings. Total stockholders' equity declined to $59,696,000 at June 30, 2006 compared to $61,081,000 at December 31, 2005 due primarily to the change in accumulated other comprehensive income. This change is attributable to the negative impact rising interest rates have on the investment portfolio.

During the quarter the Company repurchased 12,160 shares on the open market at a weighted average cost of $40.38 per share.


Irwin Bank and Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, two loan centers, a trust division and two supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW". For more information please visit at www.myirwinbank.com.
-------------------

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any such forward-looking statements.


IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)
                                                                            June 30,         December 31,
                                                                           ----------        ------------
                                                                              2006               2005
                                                                           ----------         ----------
Total Assets                                                               $  717,006         $  685,151
Securities available for sale                                              $  206,004         $  195,993
Federal Home Loan Bank stock, at cost                                      $    5,810         $    5,470
Total loans, net                                                           $  459,119         $  442,225
Total liabilities                                                          $  657,311         $  624,070
Interest bearing deposits                                                  $  451,649         $  436,639
Non-interest bearing deposits                                              $   83,599         $   83,847
FHLB advances                                                              $   78,576         $   68,651
Stockholders' equity                                                       $   59,696         $   61,081

                                         Three Months Ended                   Six Months Ended
                                              June 30,                            June 30,
                                  --------------------------------- ------------------ ------------------
                                        2006             2005             2006               2005
                                  ----------------- --------------- ------------------ ------------------
Interest Income                    $       9,872    $     8,814      $    19,290        $    17,552

Interest Expense                           4,393          3,280            8,404              6,407
                                  ----------------- --------------- ------------------ ------------------
     Net interest income                   5,479          5,534           10,886             11,145

Provision for loan losses                    550            300              850                600
                                  ----------------- --------------- ------------------ ------------------
Net interest income after
     provision for loan losses             4,929          5,234           10,036             10,545

Non-interest income                        1,859          1,778            3,703              3,402

Non-interest expense                       4,218          4,064            8,255              7,774
                                  ----------------- --------------- ------------------ ------------------

Income before income taxes                 2,570          2,948            5,484              6,173

Income tax expense                           385            622              988              1,523
                                  ----------------- --------------- ------------------ ------------------

Net income                         $       2,185    $     2,326      $     4,496        $     4,650
                                  ================= =============== ================== ==================

Per Share Data:
Basic earnings per share           $        0.74    $      0.79      $      1.52        $      1.58
Diluted earnings per share         $        0.73    $      0.78      $      1.51        $      1.56
Dividends per share                $        0.50    $      0.46      $      1.00        $      0.92

Selected Ratios (annualized):
Return on Average Assets                    1.23%          1.37%            1.28%              1.37%
Return on Average Equity                   14.19%         15.61%           14.70%             15.16%
Net Interest Spread                         2.81%          3.05%            2.79%              3.10%
Net Interest Margin                         3.24%          3.47%            3.29%              3.50%

                                                                        June 30,         December 31,
                                                                    ------------------ ------------------
Additional Per Share Data:                                                2006               2005
                                                                    ------------------ ------------------
Shares Outstanding                                                     2,941,920            2,955,455
Book Value per Share                                                 $     20.29        $       20.67
